Exhibit 10.5

MICROSOFT CORPORATION

DEFERRED COMPENSATION PLAN

(Restated Effective as of May 15, 2015)

1.Purpose.

The purpose of the Microsoft Corporation Deferred Compensation Plan (the “Plan”) is to further the long-term growth of Microsoft Corporation (the “Company”) by allowing selected Company executives and other senior management or highly compensated employees to defer receipt of certain compensation in order to keep their financial interests aligned with the Company and provide them with a long-term incentive to continue employment with the Company.

The Plan was formerly known as the 1998 Microsoft Corporation Stock Option Gain and Bonus Deferral Program.  The name of the Plan was changed pursuant to a restatement effective January 1, 2006.

This Plan is intended (1) to comply with section 409A of the Internal Revenue Code, as amended (the “Code”) and official guidance issued thereunder (except with respect to amounts covered by Appendix B), and (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

2.Effective Date.

The Plan was originally effective November 18, 1998.  Except as specifically set forth below, this restatement of the Plan is effective as of May 15, 2015.

3.Definitions.

Account – means a bookkeeping account established by the Company for each Participant electing to defer Eligible Income under the Plan, which may include sub-accounts for different types of Eligible Income deferred and for amounts payable at different times and/or payable in different forms.

Acquisition Retention Bonus – means a bonus provided to a Newly Hired Eligible Employee who continues employment with the Company or a Designated Subsidiary after the acquisition of a business by the Company or a Designated Subsidiary or who begins employment with the Company or a Designated Subsidiary as part of a strategic alliance.

Acquisition Signing Bonus – means a bonus provided to a Newly Hired Eligible Employee upon acceptance of an offer to continue employment with the Company or a Designated Subsidiary after the acquisition of a business by the Company or a Designated Subsidiary or to begin employment with the Company or Designated Subsidiary as part of a strategic alliance.

Affiliate – means any corporation or other entity that is treated as a single employer with the Company under Code section 414.

Annual Base Salary – means the regular annual base salary paid to an Eligible Employee.

Annual Bonus – means the amount payable to an Eligible Employee as an annual bonus that is awarded in connection with the Company’s annual process under the Annual Bonus Plan or the cash portion of awards under the Executive Incentive Plan.

Board – means the Board of Directors of Microsoft Corporation.

Code – means the Internal Revenue Code of 1986, as amended.

Company – means Microsoft Corporation.

Date of Hire – means the date of a Participant’s first day of active employment with the Company and its Affiliates.

Designated Subsidiary – means a subsidiary of the Company that has been approved for participation in the Plan by the Senior HR Officer.  A listing of the Designated Subsidiaries is in Appendix A.

Disabled – means:

(a)A Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

(b)The Plan Administrator, in its complete and sole discretion, shall determine whether a Participant is Disabled.  The Plan Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Plan Administrator to assist in determining whether the Participant is Disabled.  On the basis of such medical evidence, the determination of the Plan Administrator as to whether or not the Participant is Disabled (or whether he continues to be Disabled) shall be conclusive.

Eligible Employee – means:

(a)An Employee of the Company or a Designated Subsidiary working in the U.S. at the Company’s stock level 68 or above and, effective with respect to Eligible Income earned for periods beginning on or after January 1, 2012, an Employee of the Company or a Designated Subsidiary working in the U.S. at the Company’s stock level 67 or above.

(b)An Employee meeting the criteria of subsection (a) will not fail to be considered an Eligible Employee solely as a result of being on paid or unpaid leave.

Eligible Income – means compensation which may be deferred under the Plan, as from time to time determined by the Plan Administrator, including without limitation (1) Regular Enrollment Compensation and (2) New Hire Enrollment Compensation.  Amounts will qualify as “Eligible Income” only if the Participant is on the U.S. payroll of the Company or its Affiliates at the time the amount is payable to the Participant absent deferral.

Employee – means an individual who is a regular employee on the U.S. payroll of the Company or its Affiliates.  The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by the Company or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be a common law employee of the Company or an Affiliate by any governmental or judicial authority.

ERISA – means the Employee Retirement Income Security Act of 1974, as amended.

Fiscal Year Compensation – means “fiscal year compensation” as defined under Treas. Reg. § 1.409A-2(a)(6) or any successor thereto.

Hire Date – means the date an Employee becomes employed by the Company or a Designated Subsidiary.  In the case of an individual who becomes an Employee upon the acquisition of a business by the Company or a Designated Subsidiary, the Employee’s “Hire Date” shall be his transfer date.

Investment Options – means a set of investment options, which may include investment options offered under the 401(k) Plan, and which are from time to time determined by the Plan Administrator and used to credit earnings, gains, and losses on Account balances.

Key Employee – means an employee treated as a “specified employee” under Code section 409A(a)(2)(B)(i) as of his Separation from Service (i.e., a key employee (as defined under Code section 416(i) without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise).  Key Employees shall be determined in accordance with Code section 409A, using a December 31 identification date.  A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

New Hire Enrollment Compensation – means compensation for a Newly Hired Eligible Employee which is from time to time determined by the Plan Administrator, including without limitation a (1) New Hire Signing Bonus, (2) Acquisition Retention Bonus, and (3) Acquisition Signing Bonus.

New Hire Signing Bonus – means a bonus provided to a Newly Hired Eligible Employee upon acceptance of an offer of employment with the Company or a Designated Subsidiary.

Newly Hired Eligible Employee – means an individual hired by the Company or a Designated Subsidiary who meets the criteria for an Eligible Employee on his Hire Date, provided that an individual who has previously worked for the Company or an Affiliate will only qualify as a “Newly Hired Eligible Employee” if he meets the requirements of Treas. Reg. § 1.409A-2(a)(7) or any successor thereto.  Generally, a re-hired individual will meet these requirements if (1) he has been paid any and all amounts due him under the Plan (and any plans required to be aggregated with the Plan under Code section 409A) prior to re-hire, or (2) he has not been eligible to participate, other than the accrual of earnings, in the Plan (or any other plan required to be aggregated with the Plan under Code section 409A) for at least 24 months.

Open Enrollment – means the period or periods during each Plan Year when Eligible Employees may elect to defer amounts under the Plan.  Open Enrollment shall be held at the time or times designated by the Plan Administrator.

Participant – means an Eligible Employee who elects to defer Eligible Income under the Plan.

Performance-Based Compensation – means “performance-based compensation” as defined under Code section 409A.

Plan – means the Microsoft Corporation Deferred Compensation Plan, as amended from time to time.

Plan Administrator – means the Senior HR Officer or, with respect to the eligibility of executive officers of the Company to participate in the Plan, the Compensation Committee of the Board.

Plan Year – means the 12-month period from January 1 to December 31.

Pre-2014 Election Amount – means an amount deferred under the Plan (and earnings thereon) pursuant to a deferral election that (1) becomes irrevocable during an Open Enrollment period occurring before July 1, 2013, or (2) is made by a Newly Hired Eligible Employee under Section 5.1(b)(ii) and becomes irrevocable on or before December 31, 2013.  Thus, Annual Base Salary amounts deferred after 2013 and Annual Bonuses deferred based on elections made after 2013 will not be considered Pre-2014 Election Amounts.

Regular Enrollment Compensation – means compensation which is from time to time determined by the Plan Administrator, including without limitation (1) Annual Base Salary, and (2) Annual Bonus.

Retirement – means a Separation from Service after attaining Retirement Age.

Retirement Age – means one specified date for each Participant occurring on the earlier of:  (1) Participant’s attainment of age sixty-five (65), or (2) the later of Participant’s attainment of age fifty-five (55) or the tenth (10th) anniversary of his Date of Hire.  When an Employee becomes eligible to participate in the Plan, the Plan Administrator shall determine the Retirement Age for the Employee as one specified date in accordance with the foregoing.

Senior HR Officer – means the senior officer in charge of the Human Resources department.

Separation from Service or Separates from Service – means a “separation from service” with the Company and its Affiliates within the meaning of Code section 409A.

401(k) Plan – means the Microsoft Corporation Savings Plus 401(k) Plan.

4.Participation.

4.1An Eligible Employee becomes an active Participant in the Plan on the date he first enrolls in the Plan by electing to defer all or any portion of his Eligible Income.  An Eligible Employee may enroll in the Plan during Open Enrollment in accordance with Section 5.1(b)(i) or pursuant to Section 5.1(c).  A Newly Hired Eligible Employee may enroll before his Hire Date in accordance with 5.1(b)(ii).

4.2An Eligible Employee who has been an active Participant under the Plan will cease to be a Participant on the date his Account is fully distributed.

5.Participant Accounts.

5.1Elections to Defer Eligible Income.

(a)Initial Deferral Election.  An Eligible Employee may make an irrevocable election to defer the following types of Eligible Income in one (1) percent increments up to the specified maximum percentages:

(i)An Eligible Employee may elect to defer up to 75% of his Annual Base Salary.

(ii)An Eligible Employee may elect to defer up to 100% of a Annual Bonus.

(iii)An Eligible Employee may elect to defer up to 90% of New Hire Enrollment Compensation.

Eligible Employees are not permitted to defer gains on the exercise of a stock option under the Plan after December 31, 2004.

(b)Time and Manner of Making an Initial Election.

(i)An Eligible Employee may make an election to defer one or more types of Regular Enrollment Compensation during an Open Enrollment period that occurs in the Plan Year preceding the Plan Year in which the Regular Enrollment Compensation begins to be earned.  A deferral election shall be made in accordance with procedures established by the Plan Administrator.  An Employee’s election during such an Open Enrollment period will not be given effect if the Employee ceases to be an Eligible Employee by the last day of the month in which the Open Enrollment period occurs.

(ii)A Newly Hired Eligible Employee may make an election to defer one or more types of New Hire Enrollment Compensation in accordance with procedures established by the Plan Administrator, provided such election occurs before his Hire Date and such election shall only apply to amounts earned after the election is filed.  A Newly Hired Eligible Employee may make an election to defer Regular Enrollment Compensation during an Open Enrollment period that follows or coincides with his Hire Date.

(c)Alternative Election Deadlines.  Notwithstanding the rules in subsection (b), if the Plan Administrator, in its sole discretion, determines that:

(i)Eligible Income constitutes Performance-Based Compensation that is based on services performed over a performance period of at least twelve (12) months, the Plan Administrator may establish procedures, including an Open Enrollment period, under which an Eligible Employee may elect to defer such Performance-Based Compensation, but such election must be made no later than six (6) months before the end of the performance period; or

(ii)Eligible Income constitutes Fiscal Year Compensation, the Plan Administrator may establish procedures, including an Open Enrollment period, under which an Eligible Employee may elect to defer such Fiscal Year Compensation, but such election must be made no later than the last day of the Company’s fiscal year immediately preceding the first fiscal year in which services are performed related to such Eligible Income.

An Employee’s election under this Section will not be given effect if the Employee ceases to be an Eligible Employee by the deadline stated above for making such an election.

(d)Cancellation of Election.  If a Participant becomes Disabled, receives a hardship withdrawal under the 401(k) Plan, or obtains a distribution under Section 6.6 on account of an unforeseeable emergency during a Plan Year, his deferral election for such Plan Year shall be cancelled.

5.2Crediting of Deferrals.  Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

5.3Vesting.  A Participant shall at all times be one-hundred (100) percent vested in any amounts credited to his Account.

5.4Investments and Earnings.  The Company shall periodically credit gains, losses and earnings to a Participant’s Account, until the full balance of the Account has been distributed.  Amounts shall be credited to a Participant’s Account under this Section based on the results that would have been achieved had amounts credited to the Account been invested as soon as practicable after crediting into the Investment Options selected by the Participant.  The Plan Administrator shall specify procedures to allow Participants to make elections as to the deemed investment of amounts newly credited to their Accounts, as well as the deemed investment of amounts previously credited to their Accounts.  Nothing in this Section or otherwise in the Plan, however, will require the Company to actually invest any amounts in such Investment Options or otherwise.

5.5Employment Taxes.  The Participant’s share of FICA and FUTA taxes owed on Eligible Income the Participant elects to defer shall be deducted from other compensation payable to the Participant.

6.Distribution of Account Balances.

6.1Distribution Form.

(a)A Participant may elect to have amounts deferred under the Plan (and earnings thereon) distributed in a lump sum payment or in annual installments over a period ranging from three (3) to fifteen (15) years.

(b)A Participant must specify the form in which a deferred amount (and earnings thereon) will be distributed at the time of making the initial deferral election under Section 5.1.

(c)Notwithstanding the distribution form elected under subsection (a), if at the time a portion of a Participant’s Account is to be distributed, the portion of the balance to be distributed is less than $50,000, that portion shall be distributed in a lump sum payment at such time, provided that this subsection (c) shall not apply to any amounts deferred under the Plan pursuant to a deferral election that becomes irrevocable on or after June 30, 2011 (and earnings thereon).

(d)Distribution of a Participant’s Account balance shall be made in cash.

6.2Distribution Time.  The rules in this Section 6.2 shall apply to amounts deferred under the Plan, excluding any portion of a Participant’s Account attributable to Pre-2014 Election Amounts.

(a)A Participant may elect to have distribution of a deferred amount (and earnings thereon) commence as of the following dates:

(i)A specified time (a particular month and year); or

(ii)Upon the Participant’s Separation from Service (in which case distributions will commence in the month following Separation from Service).

(b)A Participant must specify their distribution commencement election at the time of making the initial deferral election under Section 5.1.

(c)If a Participant elects to have a deferred amount distributed as of a specified time, the specified time must be at least twelve (12) months after the date on which the final payment of the deferred amount would have been made to the Participant absent deferral.

6.3Distribution of Pre-2014 Election Amounts Upon Separation from Service. The rules in this Section 6.3 shall only apply to Pre-2014 Election Amounts.

(a)If a Participant reaches Retirement Age prior to having a Separation from Service, the distribution of a Pre-2014 Election Amount will commence as follows:

(i)If the Participant elected commencement upon Retirement, the distribution will commence in the month following Retirement.

(ii)If the Participant elected commencement upon a specified time, the distribution will commence in the specified month and year.

(b)Notwithstanding a Participant’s elections with respect to Pre-2014 Election Amounts, (i) if a Participant Separates from Service prior to reaching Retirement Age, the portion of his Account balance attributable to Pre-2014 Election Amounts shall be distributed in an immediate lump sum payment in the month following the Separation from Service, and (ii) if a Participant becomes Disabled prior to attaining Retirement Age while employed with the Company or an Affiliate, the portion of his Account balance attributable to Pre-2014 Election Amounts shall be distributed in an immediate lump sum payment in the month following the date the Participant becomes Disabled.

6.4Key Employee Delay.  Except as otherwise permitted under IRS guidance, if a distribution is to be made upon the Separation from Service of a Key Employee, distribution may not be made before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).  Any payments that would otherwise be made during this period of delay shall be paid in accordance with the elected distribution method and the terms of the Plan in the seventh month following Separation from Service (or, if earlier, following the Key Employee’s death in accordance with Sections 6.5(a) and (b) below).

6.5Distributions Upon Death.

(a)Notwithstanding a Participant’s elections with respect to Pre-2014 Election Amounts, if a Participant dies prior to attaining Retirement Age while employed with the Company or an Affiliate, the portion of his Account balance attributable to the Pre-2014 Election Amounts shall be distributed to the Participant’s beneficiary in an immediate single lump sum payment in the month following the date of the Participant’s death.

(b)Notwithstanding a Participant’s elections under Sections 6.1 and 6.2, if a Participant dies, his Account balance, excluding any portion attributable to Pre-2014 Election Amounts, shall be distributed to the Participant’s beneficiary in a single lump sum payment on the date six months after the date of the Participant’s death.

(c)A Participant shall designate his beneficiary prior to death in accordance with procedures established by the Plan Administrator.  If a Participant has not properly designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amount shall be distributed to the Participant’s beneficiary designated under the 401(k) Plan, or if no designated beneficiary under the 401(k) Plan is living, in accordance with the default provisions under the 401(k) Plan.

(d)For purposes of determining the proper death beneficiary under this Plan, this Plan shall not be interpreted as preempting applicable state law regarding the ownership rights of Accounts upon a Participant’s death.  For example, although this Plan states that upon a Participant’s death, Account balances will be paid to his beneficiary, the personal representative will be obligated to pay any benefits owed to a spouse or otherwise as a result of any applicable community property laws.

6.6Withdrawals for Unforeseeable Emergency.  A Participant may withdraw all or any portion of his Account balance for an Unforeseeable Emergency.  The amounts distributed with respect to an Unforeseeable Emergency may not exceed the amounts necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under the Plan.  “Unforeseeable Emergency” means for this purpose a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Except as otherwise permitted under IRS guidance, a Participant shall be required to take any available hardship withdrawals from the 401(k) Plan before being eligible to receive a withdrawal under this section.

6.7Changes in Time or Form of Distribution.  To the extent permitted in accordance with procedures established by the Plan Administrator, a Participant may make one or more subsequent elections to change the time or form of a distribution to be made as of a specified time or upon the occurrence of a distributable event for a deferred amount, but such an election will be effective only if the following conditions are satisfied:

(a)The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)A distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made;

(c)In the case of an election to change the time or form of a distribution payable as of a specified time, the election must be made at least twelve (12) months before the date of the first scheduled distribution; and

(d)The election may not result in an impermissible acceleration of payment prohibited under Code section 409A.

6.8Effect of Taxation.  If a portion of the Participant’s Account balance is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

6.9Payment of Taxes.  If state, local, or foreign tax obligations arise from participation in the Plan that apply to an amount deferred under the Plan before such amount is paid or made available to the Participant (the “Taxes”), the Company shall pay a portion of such deferred amount by distribution (a) to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law; or (b) directly to the Participant.  In no event shall the total payment under this Section 6.9 exceed the aggregate amount of the Taxes, and the income tax withholding related to such Taxes.

6.10Settlement of Bona Fide Dispute.  Subject to certain presumptions under Code section 409A, if an arm’s length, bona fide dispute between a Participant and the Company arises as to the Participant’s right to an amount deferred under the Plan, the payment of the deferred amount as part of a settlement of such dispute shall be distributed immediately to the Participant.

6.11Offset for Obligations to Company.  If the Participant has any debt, obligation or other liability representing an amount owing to the Company (the “Debt”), incurred in the ordinary course of his employment relationship, the Company shall offset the Debt against the Participant’s Account balance.  The Company shall reduce the Participant’s Account balance in satisfaction of the Debt at the same time and in the same amount as the Debt otherwise would have been due and collected from the Participant; provided however, in no event shall the amount of such offset in any of the Company’s taxable years exceed $5,000.

6.122005 Deferred Compensation.  Except as provided in Appendix C, Sections 6.1-6.11 shall govern the distribution of compensation earned and deferred under the Plan during the 2005 Plan Year.

6.13Pre-2005 Deferrals.  Notwithstanding the foregoing, Appendix B governs the distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A.

7.Administration.

7.1General Administration.  The Plan Administrator shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof.  The Plan Administrator shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan.  Except as otherwise provided in Section 7.2, any such action taken by the Plan Administrator shall be final and conclusive on any party.  To the extent the Plan Administrator has been granted discretionary authority under the Plan, the Plan Administrator’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter.  The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan.  The Plan Administrator may, from time to time, employ agents and delegate to such agents, including other employees of the Company, such administrative duties as it sees fit.

7.2Claims for Benefits.

(a)Filing a Claim.  A Participant or his authorized representative may file a claim for benefits under the Plan.  Any claim must be in writing and submitted to the Senior HR Officer at such address as may be specified from time to time.  Claimants will be notified in writing of approved claims, which will be processed as claimed.  A claim is considered approved only if its approval is communicated in writing to a claimant.

(b)Denial of Claim.  In the case of the denial of a claim respecting benefits paid or payable with respect to a Participant, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Senior HR Officer.  If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.

(c)Reasons for Denial.  A denial or partial denial of a claim will be dated and signed by the Senior HR Officer and will clearly set forth:

(i)the specific reason or reasons for the denial;

(ii)specific reference to pertinent Plan provisions on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a civil action under ERISA section 502(a) following an adverse benefit determination on review.

(d)Review of Denial.  Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Senior HR Officer for a full and fair review of the denied claim by filing a written notice of appeal with the Senior HR Officer within 60 days of the receipt by the claimant of written notice of the denial of the claim.  A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing.  The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it.  If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant.  Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or judicial review of the claim.

(e)Decision Upon Review.  The Senior HR Officer will provide a prompt written decision on review.  If the claim is denied on review, the decision shall set forth:

(i)the specific reason or reasons for the adverse determination;

(ii)specific reference to pertinent Plan provisions on which the adverse determination is based;

(iii)a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and

(iv)a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring an action under ERISA section 502(a).

A decision will be rendered no more than 60 days after the Senior HR Officer’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Senior HR Officer determines that special circumstances (such as for a hearing) require such extension.  If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)Finality of Determinations; Exhaustion of Remedies.  To the extent permitted by law, decisions reached under the claims procedures set forth in this Section shall be final and binding on all parties. No legal action for benefits under the Plan shall be brought unless and until the claimant has exhausted his remedies under this Section. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure shall be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim shall be limited to a determination of whether the denial was an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure. Any suit or legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Senior HR Officer.  The one-year limitation on suits for benefits will apply in any forum where a claimant initiates such suit or legal action.

(g)Disability Claims.  Claims for disability benefits shall be determined under the DOL Regulation section 2560.503-1 which is hereby incorporated by reference.

8.Amendment and Termination.

8.1Amendment or Termination.  The Company reserves the right to amend or terminate the Plan when, in the sole discretion of the Company, such amendment or termination is advisable, pursuant to a resolution or other action taken by the Plan Administrator.

Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts.  The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are “grandfathered” and exempt from the requirements of Code section 409A.

8.2Effect of Amendment or Termination.  No amendment or termination of the Plan shall decrease the amounts credited to a Participant’s Account as of such amendment or termination.  Upon termination of the Plan, Participants’ Account balances shall be distributed in accordance with the terms of Section 6, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.

9.General Provisions.

9.1Rights Unsecured.  The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor his beneficiary shall have any rights in or against any amount credited to any Account or any other assets of the Company.  The Plan at all times shall be considered entirely unfunded for tax purposes.  Any funds set aside by the Company for the purpose of meeting its obligations under the Plan, including any amounts held by a trustee, shall continue for all purposes to be part of the general assets of the Company and shall be available to its general creditors in the event of the Company’s bankruptcy or insolvency.  The Company’s obligation under this Plan shall be that of an unfunded and unsecured promise to pay money in the future.

9.2No Right to Eligible Income.  Nothing in this Plan shall be construed to give any Eligible Employee any right to be granted Eligible Income or any other type of compensation.

9.3No Enlargement of Rights.  No Participant or beneficiary shall have any right to receive a distribution under the Plan except in accordance with the terms of the Plan.  Establishment of the Plan shall not be construed to give any Participant the right to continue to be employed by or provide services to the Company or its affiliates or to employment that is not terminable at will.

9.4No Guarantee of Benefits.  Nothing contained in the Plan shall constitute a guarantee by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

9.5Nonalienation of Benefits.  This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to a Participant’s Account are not, except as provided in Sections 9.6 and 6.11, subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, will be null and void and not binding on the Plan or the Company.

9.6Taxes.  In addition to its rights under section 5.5, the Company or other payor may withhold from a benefit payment under the Plan or a Participant’s wages any federal, state, or local taxes required by law to be withheld with respect to a payment or accrual under the Plan, and shall report such payments and other Plan-related information to the appropriate governmental agencies as required under applicable law.

9.7Participant’s Cooperation.  The Participant shall cooperate with the Company by furnishing any and all information requested by the Plan Administrator in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Plan Administrator may deem necessary and taking such other actions as may be requested by the Plan Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan.

9.8Incapacity of Recipient.  If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.  Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan with respect to the payment.

9.9Legally Binding.  In the event of any consolidation, merger, acquisition or reorganization, the obligations of the Company under this Plan shall continue and be binding on the Company and its successors or assigns.  The rights, privileges, benefits and obligations under the Plan are intended to be legal obligations of the Company and binding upon the Company, its successors and assigns.

9.10Unclaimed Benefits.  Each Participant shall keep the Plan Administrator informed of his current address and the current address of his designated beneficiary.  The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

9.11Severability.  In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.12Words and Headings.  Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context.  Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

9.13Applicable Law and Venue.  To the extent not preempted by federal law, the Plan shall be governed by the laws of the State of Washington.  In the event the Company or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.

9.14Waiver of Breach.  The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

9.15Notice.  Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Plan Administrator.  Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

9.16Attorneys’ Fees and Costs.  In the event that a dispute regarding benefits arises between the Company or Plan Administrator and a Participant (or beneficiary) and such dispute is resolved through arbitration or litigation in court, the prevailing party(ies) shall be entitled to their reasonable attorneys’ fees and costs incurred in such action.

The Company has caused this restated Plan to be duly adopted and executed on this _____ day of _________________, 2015.

_________________________________

Kathleen Hogan

Executive Vice President, Human Resources

APPENDIX A

DESIGNATED SUBSIDIARIES

(As of May 15, 2015)

1654:  MOL Corporation

1693:  Vexcel Corporation

1548:  Microsoft Online, Inc.

1888:  Microsoft Payments, Inc.

1899:  Microsoft Open Technologies, Inc.

1988:  Microsoft Technology Licensing

APPENDIX B

GRANDFATHERED AMOUNTS

Distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A shall be made in accordance with the Plan terms as in effect on December 31, 2004 and as summarized in this Appendix B.

B.1Timing.  As soon as practicable following the final day of the Deferral Period for a specific deferral, the Company will distribute to the Participant (or in the case of the Participant’s death, his estate), all proceeds in the Participant’s Deferred Bonus Account and will issue to the Participant (or in the event of the Participant’s death, the personal representative or beneficiaries of his estate) shares of Stock credited to the Participant’s Deferred Stock Option Gain Account, that are attributed to that deferral.  With respect to a specific deferral, the final day of the Deferral Period shall be the earliest of the last day of the Deferral Period selected by the Participant or the date he has a Termination of Employment.  Upon Termination of Employment, a Participant will have the same rights with respect to an unexercised Option that he would have if he had not elected to defer the Stock Option Gain relating to that Option.  The portion of a Participant’s Accounts that can be attributed to a specific deferral shall be determined in the sole discretion of the Plan Administrator.

B.2Extension of Deferral Period.  On a one-time basis with respect to each deferral, a Participant may elect in accordance with procedures established by the Plan Administrator to extend the Deferral Period for a Bonus or Stock Option Gain for an additional five (5), seven (7), or ten (10) years, provided that such extension is elected in the calendar year prior, and at least six (6) months prior, to the expiration of the initial Deferral Period and the Participant is an Eligible Executive at the time he makes the election to extend the Deferral Period.

B.3Disability.  In the event of a Participant’s Disability and upon application by such Participant, the Plan Administrator may determine that payment of all, or part, of such Participant’s Accounts shall be made in a different manner, or on an earlier date than the time or times specified in Section B.1 above, but only to the extent determined by the Plan Administrator to be reasonably required to satisfy the Participant’s need.

B.4Investment of Accounts.  Notwithstanding Section 5.4, a Participant shall not have the right to select among Investment Options for amounts credited to the Participant’s Deferred Stock Option Gain Account.  Such amounts shall be treated as if invested in Stock at all times.

B.5Definitions.  For purposes of this Appendix B, the following terms shall have the meanings indicated below:

Bonus means the amount payable by the Company to an Eligible Employee as an individual performance bonus, executive bonus or any other bonus/incentive award that is approved by the Plan Administrator for deferral under the Plan.

Deferral Period means with respect to a specific deferral of a Bonus or Stock Option Gain, the period of five (5), seven (7), or ten (10) years from the date on which the corresponding Bonus would otherwise have been paid or the date the Option was scheduled to expire had it not been exercised; provided that, in the event of the Participant’s Termination of Employment, the Deferral Period shall end on the date of Termination of Employment.

Deferred Bonus Account means a bookkeeping account established for Bonuses deferred under the Plan.

Deferred Stock Option Gain Account means a bookkeeping account established for Stock Option Gains deferred under the Plan.

Disability means any long-term disability as defined under the Company’s long-term disability plan.  The Plan Administrator, in its complete and sole discretion, shall determine a Participant’s Disability.  The Plan Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Plan Administrator to assist in the determination of Disability.  On the basis of such medical evidence, the determination of the Plan Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

Eligible Executive means a full-time employee of the Company who is (i) an elected officer of the Company, (ii) at the level of Vice President or above, (iii) at Level 16 or above on the Company’s salary range, and (iv) working within the United States of America.  In addition, the Plan Administrator may, in his or her discretion, extend coverage to persons who are selected by the Plan Administrator and who either (y) meet all of the foregoing requirements except that they are working outside of the United States of America, or (z) are officers of a subsidiary of the Company.

Mature Shares means shares of the Company’s Stock delivered by a Participant in payment of the exercise price of an Option; provided that Mature Shares shall not include any shares of the Company’s Stock that may be received upon exercise of such Option, nor Stock that the Participant purchased pursuant to a prior stock option exercise which occurred less than six months prior to the exercise of such Option.

Option shall mean one or more non-qualified stock options, issued to a Participant under any stock option plan of the Company, with respect to which the Participant has elected to defer the Stock Option Gain.  Option shall not include any rights under the Company’s Employee Stock Purchase Plan.

Stock - means Microsoft Corporation common stock.

Stock Option Gain means the number of shares underlying an Option minus the number of Mature Shares required to pay the exercise price for those shares.  For example, if a Participant elects to defer the gain on 100 shares and is required to deliver 10 shares of Stock as payment for the exercise price on the 100 shares, the Stock Option Gain will be 90 shares.

Termination of Employment means the termination of the Participant’s employment relationship with the Company for any reason including, without limitation, involuntary termination with or without cause, voluntary termination, disability, death, or retirement.

APPENDIX C

2005 DEFERRED COMPENSATION

This Appendix C sets forth the special rules applicable to compensation eligible for deferral under the Plan from January 1, 2005 through December 31, 2005.  Unless otherwise defined herein, capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Plan and Appendix B.

C-1. 2005 Initial Deferral Elections.  Notwithstanding anything in Section 5.1 of the Plan to the contrary and only with respect to compensation earned during the 2005 Plan Year (“2005 Income”), an Eligible Employee may make an irrevocable election to defer up to 100% of a Bonus in ten (10) percent increments.  Eligible Employees are not permitted to defer gains on the exercise of a stock option under the Plan after December 31, 2004.

C-2.Time of Distribution.  The Company will distribute to the Participant (or in the case of the Participant’s death, his estate) all proceeds in the Participant’s Deferred Bonus Account that are attributed to a specific deferral upon the earlier of:  (1) the last day of the Deferral Period elected by the Participant; or (2) the date of the Participant's Separation from Service; provided that, if a distribution is to be made upon the Separation from Service of a Key Employee, such distribution is subject to the six month delay set forth in Section 6.4 of the Plan.

For purposes of this Appendix C, “Deferral Period” means with respect to a specific deferral of a Bonus, the period, as elected by the Participant at the time of the deferral election, of five (5), seven (7), or ten (10) years from the date on which the corresponding Bonus would otherwise have been paid.

C-3.Changes in Time or Form of Distribution.  To the extent the Company allows a Participant to make a subsequent election to change the time or form of distribution of 2005 Income deferred under the Plan, such election will be effective only if the conditions set forth in Section 6.7 of the Plan are satisfied.

C-4.General Application of the Plan.  Other than as set forth above, the terms of the Plan in all other respects and in compliance with Code section 409A shall govern the distribution of 2005 Income deferred under the Plan from January 1, 2005 through December 31, 2005.